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Source: Fifth Third Bancorp

Fifth Third Bancorp Releases Stress Capital Buffer Requirement
Results reaffirm Fifth Third’s balance sheet strength

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today released its preliminary stress capital buffer requirement resulting from the Federal Reserve Board’s (“FRB”) annual bank stress test. Fifth Third’s preliminary stress capital buffer under the FRB severely adverse scenario is 3.2%, effective October 1, 2024. Fifth Third's Common Equity Tier 1 (“CET1”) ratio at March 31, 2024 of 10.5% significantly exceeds the regulatory minimum of 4.5% plus the stress capital buffer, reflecting strong capital levels.

In September, Fifth Third intends to recommend to its Board of Directors a 2 cent per share increase to the quarterly cash dividend on its common stock, consistent with its planned capital actions submitted to the Federal Reserve. Additionally, Fifth Third may elect to repurchase shares consistent with its publicly stated CET1 target of 10.5%. All future capital actions are subject to evaluation of Fifth Third’s performance, the state of the economic environment, market conditions, regulatory factors, other risks and uncertainties, and approval by the Board of Directors.

“The stress test results highlight our strong capital levels, resilient balance sheet and profitability, and our simple, yet well-diversified, business model. We continue to have the capacity to increase our common dividend, to return capital through share repurchases consistent with our prior commentary, and to grow capital to support organic investments and lending in the communities we serve,” said Tim Spence, Chairman, CEO, and President of Fifth Third Bancorp. “Our Board of Directors will continue to make quarterly decisions on returning capital based on the economic outlook and the strength of our performance.”

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About Fifth Third
Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people, and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere's World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust.

Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Investor information and press releases can be viewed at www.53.com.

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